EXHIBIT 99.01

News Release Philip Talamo, Investor Relations 212.969.2383 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 john.meyers@alliancebernstein.com

AllianceBernstein Names Sharon Fay Chief Investment Officer of Equities

New York, NY, July 26, 2010 -- AllianceBernstein L.P. today announced that Sharon E. Fay, Head of Value Equities, has been named Chief Investment Officer of Equities, overseeing the teams responsible for the firm’s Growth and Value investment services.

“Sharon is an experienced investor with a proven track record of delivering superior investment results for our clients,” commented AllianceBernstein’s Chairman and Chief Executive Officer Peter S. Kraus. ”She has demonstrated the leadership skills necessary to continue building and strengthening our style-pure equity platforms, as well as shaping them to meet the ever-changing needs of our clients around the globe.”

A 20-year veteran of the firm, Sharon joined as a research analyst and then held a number of geographically diverse portfolio management positions—including Chief Investment Officer of Global Value Equities since 2003—before being named Head of Value Equities in 2009. She has been a pioneer in International and Global investing and has transformed the firm’s Value investments into a global platform.

The firm also announced that Lisa A. Shalett, Head of Growth Equities, will leave the firm to pursue another opportunity.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional clients, individuals and private clients in major markets around the world. AllianceBernstein employs more than 500 investment professionals with expertise in growth equities, value equities, fixed income securities, blend strategies and alternative investments and, through its subsidiaries and joint venture, operates in more than 20 countries. AllianceBernstein’s research disciplines include fundamental research, quantitative research, economic research and currency forecasting capabilities. Through its integrated global platform, AllianceBernstein is well-positioned to tailor investment solutions for its clients. AllianceBernstein also offers high-quality, in-depth research, portfolio strategy and brokerage-related services to institutional investors, and equity capital markets services to issuers of publicly-traded securities.

At June 30, 2010, AllianceBernstein Holding L.P. (NYSE: AB) owned approximately 36.7% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 62.5% economic interest in AllianceBernstein.

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